UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2010 (December 17, 2010)

SINO GAS INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in Charter)

Utah	000-51364	32-0028823

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

No. 18 Zhong Guan Cun Dong St.
Haidian District
Beijing 100083, People’s Republic of China
(Address of Principal Executive Offices)

86-10-82600527
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 17, 2010, Sino Gas International Holdings, Inc. (the “Company”) entered into a Subscription Agreement (the “Subscription Agreement”) by and among the Company, Sino Gas Construction Limited, a wholly owned subsidiary of the Company incorporated in the British Virgin Islands (the “Sino Gas Construction”), Beijing Sino Gas Weiye Co., Ltd, an indirect, wholly owned subsidiary of the Company incorporated in the People’s Republic of China (“Beijing Sino Gas”) and AMP Capital Asian Giants Infrastructure Fund (“AGIF”), under the terms of which the parties therein agreed that Sino Gas Construction shall issue to AGIF the number of ordinary shares of Sino Gas Construction that represents 49% of the total issued capital of Sino Gas Construction for a consideration of US$2.0 million.  In addition, pursuant to the Subscription Agreement, the parties agreed that the equity interest in Qujing City Fuel Gas Co., Limited (“Qujing Gas”) held by Beijing Sino Gas shall be transferred to Sino Gas Construction so that Sino Gas Construction becomes the beneficial holder of 39% of the equity interest in Qujing Gas.

In connection with the transaction described above, on December 17, 2010, the Company entered into a Shareholders Agreement by and among the Company, Sino Gas Construction and AGIF, under the terms of which the parties therein agreed to manage and control Sino Gas Construction and its investment in Qujing Gas in accordance with a certain business plan and pursuant to the terms of the Shareholders Agreement.

The description of the Subscription Agreement and the Shareholders Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Subscription Agreement and the Shareholders Agreement, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Subscription Agreement dated December 17, 2010
10.2	Shareholders Agreement dated December 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO GAS INTERNATIONAL HOLDINGS, INC.

Date: December 23, 2010	By:	/s/ Yuchuan Liu
Name: Yuchuan Liu
Title: Chief Executive Officer